November 5, 2019

Gregory D. Smith
Chief Financial Officer
Boeing Co.
100 N. Riverside Plaza
Chicago, IL 60606-1596

       Re: Boeing Co.
           Form 10-K for the Year Ended December 31, 2018
           Filed February 8, 2019
           Form 10-Q for the Quarterly Period Ended June 30, 2019
           Filed July 24, 2019
           File No. 001-00442
           Boeing Co.
           Form 10-K for the Year Ended December 31, 2018
           Filed February 8, 2019
           Form 10-Q for the Quarterly Period Ended June 30, 2019
           Filed July 24, 2019
           File No. 001-00442

Dear Mr. Smith:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing